EXHIBIT T3E-1

                   OFFER TO EXCHANGE AND CONSENT SOLICITATION


                           Cinemark Mexico (USA), Inc.

                                Offer to Exchange
                             all of its outstanding
                     12% Series A Senior Subordinated Notes
                                    due 2003
                                       for
                 12% Series A Senior Subordinated PIK Notes due
               2003 (13% if interest is paid in additional Series
                                    A Notes),

                     12% Series B Senior Subordinated Notes
                                    due 2003
                                       for
                 12% Series B Senior Subordinated PIK Notes due
               2003 (13% if interest is paid in additional Series
                                    B Notes),

                     12% Series C Senior Subordinated Notes
                                    due 2003
                                       for
                 12% Series C Senior Subordinated PIK Notes due
               2003 (13% if interest is paid in additional Series
                                    C Notes),

                        Warrants to Purchase Common Stock
                         of Cinemark Mexico (USA), Inc.
                                       for
               12% Series D Senior Subordinated PIK Notes due 2003
             (13% if interest is paid in additional Series D Notes)


     The Exchange Offer and Consent Solicitation will expire at 5:00 p.m., New York City time, on September 27, 1996 (the "Initial Expiration Date"), unless extended (such date, as extended, the "Expiration Date"). The Company intends to execute a Third Supplemental Indenture (the "Third Supplemental Indenture") containing the Proposed Amendments (as defined herein) immediately upon receipt of the Requisite Consents (as defined herein).
================================================================================


[GRAPHIC OMITTED]



              The date of this Offer to Exchange is August 30, 1996

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     Cinemark Mexico (USA), Inc., a Texas corporation (the "Company"), hereby offers to exchange (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Offer to Exchange and Consent Solicitation (the "Offer to Exchange") and in the accompanying Consent and Letter of Transmittal (the "Consent and Letter of Transmittal"), (i) with respect to each $1,000 principal amount of its 12% Series A Senior Subordinated Notes due 2003 (the "Existing Series A Notes") outstanding in the aggregate principal amount of $400,000, $1,000 principal amount of its 12% Series A Senior Subordinated PIK Notes due 2003 (the "New Series A Notes") proposed to be outstanding in an aggregate principal amount of $400,000, (ii) with respect to each $1,000 principal amount of its 12% Series B Senior Subordinated Notes due 2003 (the "Existing Series B Notes") outstanding in the aggregate principal amount of $20,000,000, $1,000 principal amount of its 12% Series B Senior Subordinated PIK Notes due 2003 (the "New Series B Notes") proposed to be outstanding in an aggregate original principal amount of $20,000,000, (iii) with respect to each $1,000 principal amount of its 12% Series C Senior Subordinated Notes due 2003 (the "Existing Series C Notes") outstanding in the aggregate principal amount of $2,000,000, $1,000 principal amount of its 12% Series C Senior Subordinated PIK Notes due 2003 (the "New Series C Notes") proposed to be outstanding in an aggregate original principal amount of $2,000,000 and (iv) with respect to each issued and outstanding warrant to purchase one share of the common stock of the Company (the "Existing Warrants"), $3.757 original principal amount of its 12% Series D Senior Subordinated PIK Notes due 2003 (the "New Series D Notes") proposed to be outstanding in an aggregate original principal amount of $1,424,177. The Existing Series A Notes, the Existing Series B Notes and the Existing Series C Notes are collectively referred to herein as the "Existing Notes", and the Existing Notes and the Existing Warrants are collectively referred to herein as the "Existing Securities." The New Series A Notes, the New Series B Notes, the New Series C Notes and the New Series D Notes are collectively referred to herein as the "New Securities". The Exchange Offer is being made only to the registered holders of all outstanding Existing Securities (each a "Holder" and collectively, the "Holders"). The New Securities will be guaranteed on a senior subordinated basis by Cinemark de Mexico, S.A. de C.V. ("Cinemark de Mexico"), a Mexican corporation directly owned by the Company.

     INTEREST ON EACH SERIES OF THE NEW SECURITIES MAY, ON EACH INTEREST PAYMENT DATE FROM FEBRUARY 1, 1997 THROUGH AND INCLUDING FEBRUARY 1, 2000 (THE "PIK PERIOD"), BE PAID, AT THE OPTION OF THE COMPANY, IN CASH OR THROUGH THE ISSUANCE OF ADDITIONAL NOTES OF THAT SAME SERIES (THE "ADDITIONAL NOTES"). INTEREST ON EACH SERIES OF THE NEW SECURITIES WILL ACCRUE DURING THE RELEVANT INTEREST PERIOD AT THE RATE OF 12% PER ANNUM IF PAID IN CASH (THE "CASH INTEREST RATE") OR 13% PER ANNUM IF PAID IN ADDITIONAL NOTES OF THAT SAME SERIES (THE "PIK INTEREST RATE").

     Concurrently with the Exchange Offer, the Company hereby solicits (the "Consent Solicitation") the Consent (the "Consent") of each Holder to the adoption of the proposed amendments (the "Proposed Amendments"), subject to the terms and conditions contained in this Exchange Offer and in the Consent and Letter of Transmittal, to the Indenture dated as of July 30, 1993 (the "Indenture") between the Company and United States Trust Company of New York, N.A., as trustee (the "Trustee"), pursuant to which the Existing Notes were issued. Consents of the holders of (i) at least a majority of the aggregate outstanding principal amount of Existing Notes held by persons other than the Company and its affiliates must be received in order for the Proposed Amendments to be approved and binding on all Holders and (ii) with respect to amendments to the Indenture affecting the payment of interest or the interest rate on the Existing Notes, the consent of each Holder of each of the Existing Notes must be received in order for such amendment to be binding on that Holder (in each case, respectively, the "Requisite Consents"). The Proposed Amendments to the Indenture will become effective upon the execution of the Third Supplemental Indenture by the Company and the Trustee. The Company intends to cause the execution of such Third Supplemental Indenture to occur on the Initial Expiration Date, if, as of such date, the Requisite Consents have been obtained or, if later, promptly upon obtaining Requisite Consents. The time and date on which the Third Supplemental Indenture is executed is referenced to herein as the "Consent Date". The Third Supplemental Indenture, although executed and effective on the Consent Date, will not become operative until the date upon which the Company issues the New Securities (the "Exchange Date").

     The Company has been advised that Putnam Investment Management, Inc. ("Putnam") advises funds and accounts which beneficially own all of the Existing Series B Notes, all of the Existing Series C Notes (collectively, representing 98.2% of the aggregate outstanding Existing Notes) and 93% of the Existing Warrants. Pursuant to a letter agreement dated as of July 18, 1996, Putnam has agreed on behalf of such funds and accounts that such Holders will tender their Existing Securities in the Exchange Offer and will deliver Consents to the Proposed Amendments.

     Holders who tender Existing Securities in the Exchange Offer are obligated to deliver Consents to the Proposed Amendments. Pursuant to the terms of the Consent and Letter of Transmittal, the completion, execution and delivery thereof by a Holder in connection with the tender of the Existing Notes will be deemed to constitute the Consent of such tendering Holder to the Proposed Amendments.

     Notwithstanding any provision of the Exchange Offer and the Consent and Letter of Transmittal to the contrary, the Company's obligation to accept for exchange Existing Securities validly tendered pursuant to the Exchange Offer is conditioned upon (i) the valid tender pursuant to the Exchange Offer by the Holders of all of the outstanding Existing Series B Notes and Existing Series C Notes prior to 5:00 p.m. on September 27, 1996 (the "Initial Expiration Date") and the Company obtaining the Requisite Consents (the "Exchange

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



Condition"), (ii) the execution of the Supplemental Indenture providing for the Proposed Amendments following receipt of the Requisite Consents (the "Supplemental Indenture Condition") and (iii) the satisfaction or waiver of the General Conditions (as defined below). Additionally, the Company's obligation to accept for exchange Existing Series A Notes validly tendered pursuant to the Exchange Offer is conditioned upon (i) the valid tender pursuant to the Exchange Offer by the Holders of all of the Existing Series A Notes prior to 5:00 p.m. on September 27, 1996 (the "Series A Condition") and the obtaining of the Requisite Consents with respect to the Existing Series A Notes, (ii) the satisfaction of the Supplemental Indenture Conditions and (iii) the satisfaction or waiver of the General Conditions. The Company, in its sole discretion, may waive any of the conditions of, or amend any of the terms of, the Exchange Offer and the Consent Solicitation, in whole or in part from time to time. See "The Exchange Offer - Conditions."

     The purpose of the Exchange Offer is to exchange New Securities for all outstanding Existing Securities in order to improve the Company's and its subsidiary's, Cinemark de Mexico, financial and operating flexibility. The purpose of the Consent Solicitation and the Proposed Amendments is to amend the Indenture (i) to provide for the issuance of the New Securities and (ii) to amend certain of the financial covenants.

     The Requisite Consents must be received in order for any of the Proposed Amendments to be approved and binding on all Holders.

     The Company will accept for exchange any and all Existing Securities that are validly tendered on or prior to 5:00 p.m. New York City time, on the Initial Expiration Date unless the Exchange Offer is extended. The exchange of New Securities for Existing Securities will be made, with respect to all Existing Securities validly tendered and not withdrawn on or prior to the Expiration Date, within two business days following the Expiration Date. Tenders of Existing Securities may be withdrawn at any time until the Consent Date and, thereafter, only if the Exchange Offer with respect to the Existing Securities is terminated without any Existing Securities being exchanged thereunder. In the event of such a termination, the Existing Securities will be returned to the tendering Holder as promptly as practicable. Consents relating to the Existing Notes that have been tendered may be revoked prior to the Consent Date only if such Existing Notes are withdrawn prior to the Consent Date. Existing Series A Notes, Existing Series B Notes and Existing Series C Notes may be tendered only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company has agreed to pay the expenses of the Exchange Offer.

     The Exchange Offer is being made by the Company in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Existing Securities. Employees of the Company may solicit exchanges from holders of the Existing Securities, but they will not receive additional compensation therefor.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The New Securities will be obligations of the Company issued pursuant to the Indenture. The form and terms of the New Securities are identical in all material respects to the form and terms of the Existing Notes except (i) interest on the New Securities may, during the PIK Period, be paid, at the option of the Company in cash or through the issuance of Additional Notes and
(ii) the Series D Notes are entitled to certain registration rights under a registration rights agreement (the "Registration Rights Agreement") between the Company and the initial holders of the Series D Notes. See "Description of Certain Agreements--Registration Rights."

     The New Securities will bear interest from September 27, 1996. The Existing Notes accrue interest at the rate of 12% per annum. On September 27, 1996, the amount of accrued and unpaid interest per $1,000 principal amount of the Existing Securities (assuming 13% interest per annum) will be $85.58 (the "Accrued Interest"). Pursuant to the Offer to Exchange, each Holder whose Existing Securities are exchanged pursuant to the Exchange Offer will be paid their respective Accrued Interest with $85.58 principal amount of Additional Notes per $1,000 principal amount of Existing Securities; provided, however, that in lieu of the issuance of any Additional Securities as set forth above, the principal amount of which would be less than $100 ("Fractional Additional Securities"), the Company shall pay the holder of Fractional Additional Securities an amount in cash equal to the Fractional Additional Security. Interest on the New Securities is payable semi-annually on February 1 and August 1 of each year at the Cash Interest Rate or the PIK Interest Rate, as applicable, beginning February 1, 1996.

     The New Securities will be subordinated to all existing and future Senior Debt (as defined herein) of the Company. The indebtedness evidenced by the guarantee by Cinemark de Mexico (including the payment of principal of, premium, if any, and interest on the New Securities) will be subordinated on the same basis to Senior Debt of Cinemark de Mexico as the New Securities will be subordinated to Senior Debt of the Company.



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



     UNDER NO CIRCUMSTANCES MAY THIS OFFER BE USED FOR AN OFFER TO RESELL, RESALE OR OTHER RETRANSFER OF THE NEW SECURITIES. See "The Exchange Offer-Terms of the Exchange Offer-General."

     The Company will not receive any proceeds from this Exchange Offer, and no underwriter is being utilized in connection with the Exchange Offer.

     See "Risk Factors" and "Certain Federal Income Tax Considerations" for a discussion of certain considerations that Holders of Existing Securities should consider in deciding whether to participate in the Exchange Offer.



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




                              IMPORTANT INFORMATION

     Any Holder desiring to tender Existing Securities and deliver Consents should either (i) complete and sign the Consent and Letter of Transmittal (or a facsimile thereof) in accordance with the instructions therein, have his or her signature thereon guaranteed (if required by Instruction 1 of the Consent and Letter of Transmittal) and send or deliver such manually signed Consent and Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents, including, without limitation, certificates evidencing such Existing Securities (or, in the case of Existing Securities delivered by book-entry transfer, confirmation of the transfer of such Existing Securities into the Exchange Agent's (as defined herein) account with a Book-Entry Transfer Facility (as defined herein) pursuant to the procedures set forth herein) to United States Trust Company of Texas, N.A. (the "Exchange Agent"), or (ii) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. A beneficial owner who has Existing Securities registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender, and deliver Consents for, such Existing Securities so registered.

     Any Holder desiring to tender Existing Securities who cannot comply with the procedures set forth herein for tender on a timely basis or whose certificates for Existing Securities are not immediately available may tender the Existing Securities by following the procedures for guaranteed delivery set forth under "The Exchange Offer and Consent Solicitation--Procedure for Tendering and Delivering Consents--Guaranteed Delivery."

     Questions and requests for assistance or for additional copies of this Exchange Offer, the Consent and Letter of Transmittal, the Notice of Guaranteed Delivery (as defined herein) or any other related materials may be directed to the Company at its address and telephone number set forth on the back cover of this Exchange Offer.

     THIS EXCHANGE OFFER AND THE CONSENT AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFER AND THE CONSENT SOLICITATION.

     THE EXCHANGE OFFER AND THE CONSENT SOLICITATION ARE NOT BEING MADE TO (NOR WILL TENDERS OF NOTES BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF EXISTING SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE EXCHANGE OFFER OR THE CONSENT SOLICITATION WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, THE COMPANY, IN ITS SOLE DISCRETION, MAY TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE EXCHANGE OFFER AND THE CONSENT SOLICITATION IN ANY SUCH JURISDICTION, AND MAY EXTEND THE EXCHANGE OFFER AND CONSENT SOLICITATION TO HOLDERS OF EXISTING SECURITIES IN SUCH JURISDICTION.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY THAT IS NOT CONTAINED IN THIS EXCHANGE OFFER OR IN THE CONSENT AND LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON.

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



                              AVAILABLE INFORMATION

     The Company and Cinemark de Mexico, S.A. de C.V. file consolidated reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional public reference facilities maintained by the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60662; and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov



                                                 TABLE OF CONTENTS
                                                                                                               Page
Summary......................................................................................................   7
The Company..................................................................................................  10
Recent Developments..........................................................................................  10
Risk Factors.................................................................................................  11
The Exchange Offer and Consent Solicitations.................................................................  14
Proposed Amendments to the Indenture.........................................................................  21
Certain Federal Income Tax Considerations....................................................................  21
Description of Certain Agreements............................................................................  26

Exchange Agent; Miscellaneous................................................................................  26
Annex I: Proposed Amendments.................................................................................  AI
Annex II: Proposed Third Supplemental Indenture.............................................................. AII
Annex III: The Company and Cinemark de Mexico's
 Annual Report on Form 10-K for Fiscal Year 1995.............................................................AIII
Annex IV: The Company and Cinemark de Mexico's
 Quarterly Report on Form 10-Q for the Six
 Month Period Ended June 30, 1996............................................................................ AIV



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                     SUMMARY OF TERMS OF THE EXCHANGE OFFER

           Unless the context otherwise requires, the terms the "Company" and "Cinemark Mexico" refer to Cinemark Mexico (USA), Inc. and its subsidiary, Cinemark de Mexico, S.A. de C.V.

The Exchange Offer relates to (i) the exchange of up to $22,400,000 aggregate principal amount of Existing Notes for up to an equal aggregate original principal amount of New Securities and (ii) the exchange of all of the outstanding warrants to purchase common stock of the Company for up to a $1,424,177 aggregate original principal amount of Series D Notes. The New Securities will be obligations of the Company issued pursuant to the Indenture. The form and terms of the New Securities (other than the PIK Interest) are identical in all material respects to the form and terms of the Existing Notes except for series designation and registration rights.

The Exchange Offer

(i) With respect to each $1,000 principal amount of its Existing Series A Notes outstanding in the aggregate principal amount of $400,000, $1,000 original principal amount of its New Series A Notes, (ii) with respect to each $1,000 original principal amount of its Existing Series B Notes outstanding in the aggregate principal amount of $20,000,000, $1,000 original principal amount of its outstanding New Series B Notes, (iii) with respect to each $1,000 original principal amount of its Existing Series C Notes outstanding in the aggregate principal amount of $2,000,000, $1,000 original principal amount of its New Series C Notes and (iv) with respect to each of its Existing Warrants, $3.757 original principal amount of its New Series D Notes. The exchange of New Securities for Existing Securities validly tendered and not withdrawn on or prior to the Expiration Date will be made within two business days following the Expiration Date. Expiration Date

5:00 p.m., New York City time, on September 27, 1996 (the "Initial Expiration Date") unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange
Offer--Expiration Date; Extensions; Amendments."

Accrued Interest on the New
Securities and the Existing Notes


The New Securities will bear interest from September 27, 1996. The Existing Notes accrue interest at the rate of 12% per annum. On September 27, 1996, the amount of accrued and unpaid interest per $1,000 principal amount of the Existing Securities (assuming 13% interest per annum) will be $85.58 (the "Accrued Interest"). Pursuant to the Offer to Exchange, each Holder whose Existing Securities are exchanged pursuant to the Exchange Offer will be paid their respective Accrued Interest with $85.58 principal amount of Additional Notes per $1,000 principal amount of Existing Securities; provided, however, that in lieu of the issuance of any Additional Securities as set forth above, the principal amounts of which would be less than $100 ("Fractional Additional Securities"), the Company

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shall pay the holder of Fractional Additional Securities an amount in cash equal to the Fractional Additional Security.
Conditions to the Exchange
  Offer


The Company's obligation to complete the Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Conditions."

Procedure for Tendering Existing
  Securities


Each Holder of Existing Securities wishing to accept the Exchange Offer must complete, sign and date the Consent and Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Consent and Letter of Transmittal, or such facsimile, together with the Existing Securities to be exchanged and any other required documentation to the Exchange Agent at the address set forth herein and therein. See "The Exchange Offer--Procedure for Tendering."

Special Procedures for
  Beneficial Holders

Any beneficial holder whose Existing Securities are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered Holder promptly and instruct such registered Holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Consent and Letter of Transmittal and delivering his Existing Securities, either make appropriate arrangements to register ownership of the Existing Securities in such holder's name or obtain a properly completed bond power from the Holder. The transfer of record ownership may take considerable time. See "The Exchange Offer--Procedure for Tendering."

Guaranteed Delivery
  Procedures


Holders of Existing Securities who wish to tender their Existing Securities and whose Existing Securities are not immediately available or who cannot deliver their Existing Securities and a properly completed Consent and Letter of Transmittal or any other documents required by the Consent and Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Existing Securities according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures." Withdrawal Rights

Tenders of Existing Securities may be withdrawn at any time until the Consent Date and, thereafter, if the Exchange Offer with respect to the Existing Securities is terminated without any Existing Securities being exchanged thereunder. In the event of such a termination, the Existing Securities will be returned to the tendering Holder as promptly as practicable.

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Acceptance of Existing Securities
and Delivery of New Securities


Subject to certain conditions (as summarized above in "Conditions" and described more fully in "The Exchange Offer and Consent Solicitations---Conditions"), the Company will accept for exchange any and all Existing Securities which are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Securities issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."


Exchange Agent

United States Trust Company of Texas, N.A. is serving as Exchange Agent in connection with the Exchange Offer. The address of the Exchange Agent is: United States Trust Company of Texas, N.A., 2001 Ross Avenue, Suite 2700, Dallas, Texas 75201-2936, Attn: Corporate Trust Department. For information with respect to the Exchange Offer, call (214) 754-1200.

Interest Payments.......................

Interest on the New Securities will accrue from February 27, 1996 and will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1997. Interest on the New Securities may be paid at the option of the Company, in cash or through the issuance of Additional Notes.




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




                                   THE COMPANY


      The Company is an indirect unrestricted subsidiary of Cinemark USA, Inc., a Texas corporation ("Cinemark USA"). Cinemark USA is the fifth largest motion picture exhibitor in the United States in terms of number of screens owned and operated. The Company, which was organized to own and operate movie theatres in Mexico through one or more subsidiaries, is developing state-of-the-art multiplex theatres comparable to new theatres developed by Cinemark USA in the United States. The Company operates eleven theatres (114 screens). The Company's revenues were $12.3 million in 1995.

      At June 30, 1996, the Company had two theatres (25 screens) under commitment with executed leases. Mexico is currently in the midst of a depression resulting from the collapse of the peso beginning in December 1994. Cinemark Mexico's debt and some theatre leases are denominated in U.S. dollars while their revenues are collected in Mexican pesos. As such, the devaluation and resulting depression has significantly impacted and will continue to effect the short term profitability of the theatres. Additionally, there is a lack of available capital in the Mexican financial market as a result of the significant rise in interest rates resulting in the reduced availability of developer financing for future projects. Such events have caused delays in Cinemark Mexico's current projects and a reduction in the rate of expansion initially anticipated by Cinemark Mexico. Cinemark Mexico will continue to evaluate the market for appropriate locations to develop state-of-the-art multiplex theatres. The Company's operations are being conducted by Cinemark de Mexico, S.A. de C.V. ("Cinemark de Mexico"), a Mexican corporation which is 99.99% owned by the Company.


                               RECENT DEVELOPMENTS

Amendment to Indenture

      The Company, Cinemark de Mexico and U.S. Trust Company of New York, N.A. executed that certain Second Supplemental Indenture dated August 30, 1995 (the "Second Supplemental Indenture"). The Second Supplemental Indenture, among other things, extended for two years certain financial ratios with which the Company must comply. Copies of the Second Supplemental Indenture may be obtained from the Company at no cost.


Senior Secured Credit Facility

      On December 4, 1995, Cinemark International, Inc. (formerly known as Cinemark II, Inc. and the parent of the Company, "Cinemark International"), the Company and Cinemark de Mexico entered into a Senior Secured Credit Facility (the "Mexico Senior Credit Facility"). The Mexico Senior Credit Facility provides for loans by Cinemark International to the Company of up to $10.0 million in the aggregate, which loans bear interest at a rate of 12% per annum (the "Mexico Senior Notes"). Any amounts borrowed by the Company under the Mexico Senior Credit Facility will be borrowed on a term loan basis. The loans are payable as follows: (i) all accrued and unpaid interest is payable on the first anniversary of the initial loan and quarterly thereafter on January 15, April 15, July 15 and October 15 and (ii) on December 31, 2001, all unpaid principal of and accrued, unpaid interest on the loan and fees shall become due and payable. Borrowing under the Mexico Senior Credit Facility is secured by a pledge to Cinemark International of all of the assets of the Company.

      Conditions and provisions in the Mexico Senior Credit Facility limit the Company's and Cinemark de Mexico's ability to (i) create, incur or assume indebtedness, (ii) create or incur any additional liens, (iii) engage

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



in mergers, consolidations or conveyances of all or substantially all of its assets, (iv) change the manager operating the theatres owned by Cinemark de Mexico under present management agreements or (v) make investments other than permitted investments. The Mexico Senior Credit Facility also requires the Company to maintain specified financial ratios.

      Events of default under the Mexico Senior Credit Facility include, among other things: (i) any failure of the Company to pay principal when due or to pay interest or any other amount due within five days after the due date, (ii) breach of certain covenants and agreements in the Mexico Senior Credit Facility,
(iii) material inaccuracy of any representation or warranty given by the Company in the Mexico Senior Credit Facility, (iv) certain change of control and acts of bankruptcy, insolvency or dissolution, (v) default by the Company or Cinemark de Mexico on any other indebtedness, (vi) Cinemark International not having a valid perfected security interest in the collateral or (vii) default by the Company or Cinemark de Mexico under the Indenture.

      The Mexico Senior Credit Facility permits the Company to relend to Cinemark de Mexico on a senior secured basis any funds borrowed to finance construction of uncompleted locations, the acquisition and installment of furniture, fixtures and equipment at such locations and for general corporate purposes and working capital. Funds borrowed by Cinemark de Mexico bear interest at the rate of 14.12% per annum and are secured by a pledge of all of the assets of Cinemark de Mexico.

      Simultaneously with the execution of the Third Supplemental Indenture, Cinemark International and the Company will amend the Mexico Senior Notes to provide that at the Company's option, all accrued and unpaid interest thereon for each interest period may be added to the principal of the Mexico Senior Note on each installment payment date beginning on October 15, 1994 and continuing for the four year period following such date (the "Mexico Senior Note PIK Period"). In such event, to determine the amount to be added to the principal of the Mexico Senior Note, the Mexico Senior Note will be deemed to bear interest at a rate equal to 13% per annum during such Mexico Senior Note PIK Period. Additionally, Cinemark International and the Company will agree that if the Company exercises its option to issue Additional Notes for accrued and unpaid interest on the New Securities at any interest payment date, Cinemark International will add accrued and unpaid interest on the Mexico Senior Note to principal at the next two consecutive interest payment dates on the Mexico Senior Note.


Additional Equity Investment by Cinemark International

      Prior to or contemporaneous with the consummation of the Exchange Offer and the issuance of the New Securities, Cinemark International shall purchase an additional 2,661,450 shares of common stock of the Company for an aggregate purchase price of $10.0 million.



                                  RISK FACTORS


      Prior to deciding whether or not to accept the offer of New Securities in the Exchange Offer, each Holder of Existing Securities should consider carefully all information contained herein, particularly the factors described or cross-referenced in the following paragraphs.

High Leverage; Losses

      The Company is, and will continue to be, highly leveraged. At June 30, 1996, the Company's total long term liabilities were $29,590,373 and the Company had a shareholders' deficit of approximately $6,701,540.

The Company's high degree of leverage and shareholders' deficit will have important consequences to holders of the New Securities, including the following: (i) the ability of the Company to obtain additional financing in the future for working capital, acquisitions, capital expenditures and other general corporate purposes, should it need to do so, may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of the Company's interest expense and principal repayment obligations; (iii) the Company's degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its obligations in respect of the New Securities or other indebtedness could have a significant adverse effect on the market value and marketability of the New Securities.

      As of June 30, 1996, the Company, through Cinemark de Mexico, operated eleven theatres (114 screens) in Mexico. Governmental regulation of the motion picture industry in Mexico differs significantly from regulation in the U.S. Additionally, the Company's operations are subject to certain political, economic and other uncertainties not encountered in domestic operations. The Company's operations also face the additional risks of fluctuating currency values, hard currency shortages and controls of foreign currency exchange. The Company had net operating losses during fiscal years 1994 and 1995 due principally to costs associated with the development of new multiplex theatres, interest costs relating to its debt obligations and the devaluation of the Mexican currency.

Dependence on Subsidiaries; Structural Subordination

      The Existing Notes are, and the New Securities will be, obligations exclusively of the Company. Since the Company conducts its operations through Cinemark de Mexico, the Company's cash flow and consequent ability to service its debt, including the New Securities, will be dependent upon the earnings of Cinemark de Mexico and distributions of those earnings to the Company. Although Cinemark de Mexico has guaranteed the obligations of the Company under the Existing Securities, and will guarantee the obligations of the Company under the New Securities, on a senior subordinated basis, any future subsidiaries or joint ventures will have no obligation, contingent or otherwise, to guarantee the New Securities or make any funds available to the Company. The Indenture does not impose any limitations on the ability of subsidiaries of the Company (including Cinemark de Mexico) to enter into agreements restricting their ability to declare dividends or make distributions or advances to the Company. The claims of holders of the New Securities upon any distribution of assets of any subsidiary of the Company (other than Cinemark de Mexico) in the event of liquidation or reorganization of such subsidiary would be subordinate to the prior claims of present and future creditors of that subsidiary, including holders of indebtedness and trade creditors thereof. In the event of a reorganization of Cinemark de Mexico, the claims of holders of the New Securities upon any distribution of assets of Cinemark de Mexico would be subordinate to the prior claims of present and future holders of Senior Debt (as defined in the Indenture) of Cinemark de Mexico to the same extent that the claims of holders of the Notes are subordinated to the prior claims of Senior Debt of the Company.


Subordination; Asset Encumbrances

      The Existing Notes are, and the New Securities will be, subordinated in right of payment to the prior payment in full of all Senior Debt of the Company (including indebtedness under the Mexico Senior Credit Facility), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed and all permissible renewals, extensions, refundings or refinancings thereof, including the principal of (and premium, if any), interest on and all other amounts due on or payable in connection with Senior Debt. Cinemark de Mexico will guarantee the Company's obligations under the New Securities. The indebtedness evidenced by Cinemark de Mexico's guarantee will be subordinated on the same basis to Senior Debt of Cinemark de Mexico as the New Notes will be subordinated to Senior Debt of the Company. As of June 30, 1996, the Company had outstanding $8,950,000 of Senior Debt, and Cinemark de Mexico had outstanding $7,550,000 of Senior Debt.

The incurrence of additional Senior Debt is limited by the "Limitation on Consolidated Debt" covenant contained in the Indenture. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or other winding-up of the Company or Cinemark de Mexico or upon certain defaults with respect to the acceleration of, or if a judicial proceeding is pending with respect to any default under, any Senior Debt, creditors who are holders of Senior Debt must be paid in full before the holders of the New Securities may be paid. The assets of the Company and Cinemark de Mexico following repayment of all Senior Debt may be insufficient to pay the amounts due on the New Securities in the event of any insolvency, bankruptcy, similar event or default.

Interest payment in the Form of New Notes

      Under the Indenture, as amended by the Third Supplemental Indenture, the Company will have the option to pay interest due on the New Securities in cash or, for each interest period through February 1, 2000, in Additional Notes.

      Any decision by the Company to make interest payments in Additional Notes will depend on a variety of considerations, including the Company's obligation to make interest payments in such form under the anticipated amendment to the Mexico Senior Credit Agreement, the availability of cash to the Company at the time, and alternative uses for such cash. The payment of interest in Additional Notes involves certain disadvantages for holders of the New Securities. The greater aggregate principal amount of New Securities available for sale as a result of the issuance of Additional Notes to pay interest on the New Securities may depress the market for the New Securities.

Mexico Senior Credit Agreement

      The Mexico Senior Credit Agreement contains certain restrictions on the Company's operations and requires the Company to achieve and maintain certain financial ratios. Such restrictions include, among other things, limitations on the ability of the Company and its subsidiaries to incur additional indebtedness, to create, incur or permit the existence of certain liens, to make certain investments, to make certain sales of assets, to effect certain fundamental changes and to enter into certain types of transactions. Such restrictions and covenants may limit the Company's ability to conduct its business. Moreover, failure to achieve the prescribed financial ratios would result in a default and could lead to the acceleration of the Company's obligations under the Mexico Senior Credit Agreement, as well as the acceleration of other indebtedness of the Company which by the terms of the instruments creating, evidencing or governing such indebtedness is triggered upon a default under the Mexico Senior Credit Agreement. There can be no assurance that the Company would have sufficient resources or have access to sufficient resources to pay its obligations under the Mexico Senior Credit Facility if such indebtedness is accelerated.

Lack of Public Market for New Notes

      There is no existing public market for the Existing Notes, and there can be no assurance that such a market will develop for the New Securities, or if such a market develops, of the liquidity of such market. If the New Securities are traded after their initial issuance, they may trade at a discount, depending upon prevailing interest rates, the market for similar securities and other factors. Accordingly, no assurance can be given that a holder of the New Securities will be able to sell such New Securities in the future or as to the price at which such sale may occur.

Dependence upon Motion Picture Production and Performance

      The Company's business is dependent both upon the availability of suitable motion pictures for exhibition in its theatres and the performance of such films in the Company's markets. Poor performance of films or disruption in the production of motion pictures by the major studios and/or independent producers could have a material adverse effect on the Company's business. Since the major film distributors have historically released those films which they anticipate will be the most successful during the summer and holiday seasons, poor performance of such films or disruption in the release of films during such periods could adversely affect the Company's results for a particular quarter.


                   THE EXCHANGE OFFER AND CONSENT SOLICITATION

Terms of the Exchange Offer

      General

      The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Consent and Letter of Transmittal to exchange (i) with respect to each $1,000 principal amount of its Existing Series A Notes outstanding in the aggregate principal amount of $400,000, $1,000 original principal amount of its New Series A Notes, (ii) with respect to each $1,000 original principal amount of its Existing Series B Notes outstanding in the aggregate principal amount of $20,000,000, $1,000 original principal amount of its New Series B Notes, (iii) with respect to each $1,000 original principal amount of its Existing Series C Notes outstanding in the aggregate principal amount of $2,000,000, $1,000 original principal amount of its New Series C Notes and (iv) with respect to each outstanding Existing Warrant to purchase a share of common stock of the Company, $3.757 original principal amount of its New Series D Notes.

      The Company will accept all Existing Securities duly tendered on or prior to the Expiration Date, subject to certain conditions set forth herein and in the Consent and Letter of Transmittal. See "--Conditions." The Company expressly reserves the right, at its discretion, to waive any conditions to the Exchange Offer except compliance with the Trust Indenture Act of 1939, as amended (the "TIA"), and obtaining the Requisite Consents to the Proposed Amendments.

      There are $400,000 aggregate principal amount of Series A Notes outstanding, $20,000,000 aggregate principal amount of Series B Notes outstanding, $2,000,000 aggregate principal amount of Series C Notes outstanding, and outstanding warrants to purchase 379,073 shares of common stock of the Company. This Offer, together with the Consent and Letter of Transmittal, is being sent to all holders of record of such Existing Securities as of July 29, 1996. If all Existing Securities are exchanged pursuant to the Exchange Offer, the Company will issue $434,233 aggregate original principal amount of New Series A Notes (including Additional Series A Notes), $21,711,667 aggregate original principal amount of New Series B Notes (including Additional Series B Notes), $2,171,167 aggregate original principal amount of New Series C Notes (including Additional Series C Notes) and $1,424,177 aggregate original principal amount of New Series D Notes.

      Tendering Holders of Existing Securities will not be required to pay brokerage commissions or fees with respect to the exchange of Existing Securities pursuant to the Exchange Offer. The Company will pay certain charges and expenses in connection with the Exchange Offer.

      Concurrently with the Exchange Offer, the Company hereby solicits Consents from each Holder of the Existing Notes to the adoption of the Proposed Amendments subject to the terms and conditions contained in this Exchange Offer and the Consent and Letter of Transmittal, to the Indenture.

      Expiration Date; Extensions; Amendments

      The Exchange Offer will expire at 5:00 p.m., New York City time, on the Initial Expiration Date, unless such date is extended (such date as extended, the "Expiration Date"). The Company reserves the right to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest date to which the Exchange Offer has been extended.

      In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the Holders of Existing Securities an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

      The Company reserves the right (i) to delay acceptance of any Existing Securities, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Existing Securities not previously accepted, if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, (ii) to amend the terms of the Exchange Offer or the Consent Solicitation or (iii) waive any condition to the Exchange Offer or the Consent Solicitation. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Existing Securities of such amendment.

      Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

Procedure for Tendering and Delivering Consents

      The tender of Existing Securities pursuant to the Exchange Offer and in accordance with the procedures set forth below will constitute a Consent with respect to such tendered Existing Securities. Holders who tender Existing Securities in the Exchange Offer are obligated to deliver Consents to the Proposed Amendments.
Holders may not deliver Consents without tendering the Existing Securities.

      To tender in the Exchange Offer, a Holder must properly complete, sign and date the Consent and Letter of Transmittal, or a facsimile thereof and mail or otherwise deliver such Consent and Letter of Transmittal or such facsimile, together with the Existing Securities and any other required documents, and must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Signatures on a Consent and Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (an "Eligible Institution") unless the Existing Securities tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Consent and Letter of Transmittal or (ii) for the account of an Eligible Institution.

      The tender by a holder of Existing Securities will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Consent and Letter of Transmittal.

      Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

      The method of delivery of Existing Securities and the Consent and Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Consent and Letter of Transmittal or Existing Securities should be sent to the Company.

      Only a Holder of Existing Securities may tender such Existing Securities in the Exchange Offer. The term "Holder" with respect to the Exchange Offer means any person in whose name Existing Securities are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

      Any beneficial holder whose Existing Securities are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender his Existing Securities should contact the Holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Consent and Letter of Transmittal and delivering his Existing Securities, either make appropriate arrangements to register ownership of the Existing Securities in such holder's name or obtain a properly completed bond power from the Holder. The transfer of record ownership may take considerable time.

      If the Consent and Letter of Transmittal is signed by a person other than the Holder of any Existing Securities listed therein, such Existing Securities must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Existing Securities on behalf of the registered holder, in either case signed as the name of the Holder or Holders appears on the Existing Securities.

      If the Consent and Letter of Transmittal or any Existing Securities or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Consent and Letter of Transmittal.

      All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Existing Securities will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Securities not validly tendered or any Existing Securities the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Existing Securities. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Consent and Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Securities must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Existing Securities nor shall any of them incur any liability for failure to give such notification. Tenders of Existing Securities will not be deemed to have been made until such irregularities have been cured or waived. Any Existing Securities received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder of such Existing Securities unless otherwise provided in the Consent and Letter of Transmittal, as soon as practicable following the Expiration Date.

      Book-Entry Transfer

      Within two business days after the date hereof, the Exchange Agent will establish a new account or utilize an existing account with respect to the Existing Securities at The Depositary Trust Company ("DTC"), a "Book- Entry Transfer Facility" (to the extent such arrangements have not been made previously by the Exchange Agent). Any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing it as the owner of the Existing Securities may make book-entry delivery of Existing Securities by causing the Book-Entry Transfer Facility to transfer such Existing Securities into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Existing Securities may be effected through book-entry transfer into the Exchange Agent's account at a Book-Entry Transfer Facility, the Consent and Letter of Transmittal (or a manually signed facsimile thereto, properly completed and validly executed, with any required signature guarantees or Agent's Message (as defined below)), and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth on the back cover of this Offer to Exchange on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Existing Securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Exchange Agent.

      The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Existing Securities that such participant has received and agrees to be bound by the terms of the Consent and Letter of Transmittal, and the Company may enforce such agreement against the participant.

      Guaranteed Delivery Procedures

      Holders who wish to tender their Existing Securities and (i) whose Existing Securities are not immediately available, or (ii) who cannot deliver their Existing Securities, the Consent and Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

           (a) The tender is made through an Eligible Institution;

           (b) Prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Existing Securities, the certificate number or numbers of such Existing Securities and the principal amount of Existing Securities tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the date of execution of the Notice of Guaranteed Delivery, the Consent and Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Existing Securities to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

           (c) Such properly completed and executed Consent and Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Existing Securities in proper form for transfer and all other documents required by the Consent and Letter of Transmittal are received by the Exchange Agent within five business days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal of Tenders

      Tenders of Existing Securities may be withdrawn at any time until the Consent Date and, thereafter, only if the Exchange Offer with respect to the Existing Securities is terminated without any Existing Securities being exchanged thereunder. In the event of such a termination, the Existing Securities will be returned to the tendering Holder as promptly as practicable. Consents relating to the Existing Notes that have been tendered may be revoked prior to the Consent Date only if such Existing Notes are withdrawn prior to the Consent Date.

      To withdraw a tender of Existing Securities in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Existing Securities to be withdrawn (the "Depositor"), (ii) identify the Existing Securities to be withdrawn (including the certificate number or numbers and principal amount of such Existing Securities), (iii) be signed by the Depositor in the same manner as the original signature on the Consent and Letter of Transmittal by which such Existing Securities were tendered (including required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Existing Securities to register the transfer of such Existing Securities into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Existing Securities are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Securities so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Securities will be issued with respect thereto unless the Existing Securities so withdrawn are validly retendered. Any Existing Securities which have been tendered but which are not accepted for exchange will be returned by the Exchange Agent to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Securities may be retendered by following one of the procedures described above under "--Procedure for Tendering" at any time prior to the Expiration Date.

Conditions

      The Exchange Offer and the Consent Solicitations are part of a refinancing plan (the "Refinancing Plan") pursued by the Company to enhance the Company's and its subsidiary Cinemark de Mexico's financial and operating flexibility. The Company will exchange for Existing Securities, New Securities validly tendered pursuant to the Exchange Offer, subject to certain conditions set forth in the Exchange Offer and in the Letters of Transmittal. Notwithstanding any other provision of the Exchange Offer and Consent and Letter of Transmittal to the contrary, the Company's obligation to accept for exchange Existing Securities validly tendered pursuant to the Exchange Offer is conditioned upon (i) the valid tender pursuant to the Exchange Offer by the Holders of all of the outstanding Existing Series B Notes and Existing Series C Notes prior to the Initial Expiration Date and the Company obtaining the Requisite Consents (the "Exchange Condition"), (ii) the satisfaction or waiver of the Series A Condition, (iii) the execution of the Third Supplemental Indenture providing for the Proposed Amendments following receipt of the Requisite Consents (the "Supplemental Indenture Condition") and (iv) satisfaction or waiver of the General Conditions (as defined below). The Company, in its sole discretion, may waive any of the conditions of, or amend any of the terms of, the Exchange Offer and the Consent Solicitation, in whole or in part from time to time. Except for the condition described in clause (iii) above with respect to receipt by the Company of Requisite Consents, the Company, in its sole discretion, may waive any of these conditions, in whole or in part, at any time and from time to time.

      Notwithstanding any other provisions of, or any extension of, the Offer and the Consent Solicitation, the Company will not be required to accept for purchase, or to pay for, Notes properly tendered and Consents delivered pursuant to the Offer and the Consent Solicitation and may terminate, extend or amend the Exchange Offer and the Consent Solicitation and may (subject, if applicable, to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) modify or otherwise amend the Offer and the Consent Solicitation, on or prior to the Expiration Date, if (i) the Exchange Condition, (ii) the Supplemental Indenture Condition and (iii) the General Conditions have not been satisfied.

      For purposes of the foregoing provision, all of the "General Conditions" shall be deemed to be satisfied unless any of the following conditions shall occur on or after the date of this Exchange Offer and prior to the Expiration
Date:

           (i) there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer or the Consent Solicitation that is, or is reasonably likely to be, or which would or might be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or which would or might, in the sole judgment of the Company, prohibit, prevent, restrict or delay consummation of the Exchange Offer or the Consent Solicitation;

           (ii) there shall have occurred any material adverse development, in the sole judgment of the Company, with respect to any action or proceeding concerning the Company and its subsidiaries, taken as a whole;

           (iii) there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or the Consent Solicitation, or that is, or is reasonably likely to be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole;

           (iv) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company or any of its subsidiaries that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of, or could materially impair the contemplated benefits to the Company of, the Exchange Offer or the Consent Solicitation;

           (v) the Trustee shall have objected in any respect to, or taken any action that could, in the sole judgment of the Company, adversely affect the consummation of the Exchange Offer or the Consent Solicitation or the Company's ability to effect the Proposed Amendments or shall have taken any action that challenges the validity or effectiveness of, or shall have objected in any respect to, the procedures used by the Company in soliciting the Consents (including the form thereof) or in the making of the Exchange Offer or the Consent Solicitation or the acceptance of, or payment for, the Notes; or

           (vi) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (2) any significant adverse change in the price of the Existing Notes or in the United States securities or financial markets, (3) a material impairment in the trading market for debt securities, (4) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (5) any limitation (whether or not mandatory) by a government authority, or other event that, in the reasonable judgment of the Company, might affect the extension of credit by banks or other lending institutions in the United States, (6) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States or (7) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

      The conditions to the Exchange Offer and the Consent Solicitation are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances giving rise to such conditions, and may be waived by the Company, in whole or in part at any time and from time to time, in its sole discretion, whether or not any other condition of the Exchange Offer and the Consent Solicitation is also waived. Any determination by the Company concerning the events described in this section shall be final and binding upon all persons.

      Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time, the terms of the Offer or the Consent Solicitation. The Company will give Holders notice of such amendments as may be required by applicable law. If there is any material amendment or waiver of any condition, Putnam's tender may, at its option, be withdrawn.

Exchange Agent

      United States Trust Company of Texas, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Exchange Offer or of the Consent and Letter of Transmittal should be directed to the Exchange Agent addressed as follows:


By Mail or Hand Delivery:      United States Trust Company of Texas, N.A.
                               2001 Ross Avenue, Suite 2700
                               Dallas, Texas 75201-2936
                               Attn: Corporate Trust Department

Facsimile Transmission:        (214) 754-1303
                               Attn: Corporate Trust Department

                               Confirm:  (214) 754-1255

Fees and Expenses

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Existing Securities pursuant to the Exchange Offer. If, however, certificates representing Existing Securities or New Securities for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Existing Securities tendered, or if tendered Existing Securities are registered in the name of any person other than the person signing the Consent and Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Existing Securities pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Consent and Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

     No gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Securities under generally accepted accounting principles.


                      PROPOSED AMENDMENTS TO THE INDENTURE

Proposed Amendments

     Set forth below is a summary description of the Proposed Amendments. This description is qualified by reference to the full provisions of the Indenture and the provisions of the Proposed Amendments, which provisions are substantially in the form set forth in Annex I hereto. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Indenture. Each Holder of Existing Notes, by executing and delivering a Consent, will consent to the proposed Amendments as set forth in Annex I.

     The Proposed Amendments will be set forth in the Third Supplemental Indenture to be executed by the Company and the Trustee on the Expiration Date substantially in the form attached as Annex II. The Supplemental Indenture, however, will not become operative until immediately prior to the consummation of the Repurchase Offer, and in no event will the Supplemental Indenture become operative unless Holders of not less than the applicable aggregate principal amount of the outstanding Existing Notes have validly consented to the Proposed Amendments and not validly revoked such Consents.

     The Proposed Amendments will (a) provide for the issuance of the New Securities and (b) extend the operation of certain financial covenants. The Company believes that the Proposed Amendments will improve the Company's and Cinemark de Mexico's financial and operating flexibility.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

General

     The following discussion summarizes the material federal income tax consequences applicable to Holders whose Existing Notes and Existing Warrants are tendered and accepted in the Exchange Offer in exchange for the New Securities and Additional Notes (collectively referred to herein as "New Notes"). The discussion is based on current law, which is subject to change. Any such change could be retroactive.

     The discussion does not cover all aspects of federal income taxation that may be relevant to a particular Holder in light of his individual investment circumstances or to Holders that may be subject to special tax treatment (such as insurance companies, financial institutions, tax-exempt organizations (including qualified pension or profit sharing plans), and foreign taxpayers), and no aspect of foreign, state, or local taxation is addressed. The discussion is limited to Holders who currently hold their Existing Notes and Existing Warrants and will hold their New Notes as "capital assets" within the meaning of
Section 1221 of the Internal Revenue Code of 1986 (the "Code").

     EACH PROSPECTIVE HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR FOR THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO HIM AS A RESULT OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES.

     Exchange of Existing Notes for New Securities. An exchange of Existing Notes for New Securities will constitute a recapitalization pursuant to Code
Section 368(a)(1)(E). Accordingly, (i) Holders of Existing Notes will not recognize gain or loss on the exchange of the Existing Notes for New Securities (except with respect to other property received in the Exchange Offer and accrued but unpaid interest as further discussed below); (ii) a Holder's basis in his New Security will be the same as the adjusted basis in his Existing Note exchanged therefor, increased by any gain recognized by an exchanging Holder as a result of the Exchange Offer; and (iii) an exchanging Holder will have a holding period in his New Securities that includes the holding period during which the Holder held the Existing Notes.

     Notwithstanding the general rule of nonrecognition (described above), an exchanging Holder will recognize gain as a result of the Exchange Offer to the extent of the lesser of (i) the amount of gain realized pursuant to the Exchange Offer (which amount is equal to the difference between the fair market value of the New Securities received and an exchanging Holder's adjusted basis in the Existing Notes exchanged therefor) and (ii) the fair market value of any "other property" received pursuant to the Exchange Offer. Under Code Section 356(d) the term "other property" means the fair market value of the excess of the principal amount of New Securities received over the principal amount of Existing Notes exchanged therefor. The meaning of "principal amount" for this purpose is not clear. The IRS could argue that "principal amount" means the issue price of the New Securities (which would be equal to the stated principal amount) and the adjusted issue price of the Existing Notes (which for exchanging Holders who acquired their Existing Notes at original issuance, would be equal to the issue price of the Existing Notes plus accrued original issue discount on such Existing Notes). In such event, because the issue price of the New Securities will be greater than the adjusted issue price of the Existing Notes, exchanging Holders may be treated as receiving "other property" and, accordingly, would be required to recognize a portion of the gain, if any, realized pursuant to the Exchange Offer. Subject to the possible treatment as ordinary income under the market discount rules, any gain recognized will be capital gain and will be long-term capital gain if the Existing Notes are capital assets and have been held for more than one year. Because the meaning of the term "principal amount" is not established under existing law, each exchanging Holder is urged to consult his own tax advisor with regard to this issue and possible treatment as ordinary income under the market discount rules.

     An exchanging Holder will be treated as receiving interest income as a result of the Exchange Offer to the extent that the Additional Notes received upon the Exchange Offer by such Holder are attributable to accrued but unpaid interest on the Existing Notes since the beginning of such Holder's holding period. Exchanging Holders will be required to include in income original issue discount (if any) on the Existing Notes through the closing of the Exchange Offer.

     Exchange of Existing Warrants for New Securities. Holders of Existing Warrants who exchange such Warrants for New Securities pursuant to the Exchange Offer will recognize gain or loss in an amount equal to the difference between the fair market value of the New Securities received and the Holder's adjusted tax basis in the Existing Warrants exchanged therefor. Such gain or loss will be long term capital gain or loss to the extent that an Existing Warrant surrendered constitutes a capital asset to the Holder within the meaning of
Section 1221 of the Code and has been held by the Holder for more than one year.

     Each exchanging Holder of Existing Securities should consult his own tax advisor regarding the tax consequences resulting from the Exchange Offer in light of his particular circumstances.

Taxation of New Notes

     Interest. A Holder will be required to include in income as ordinary interest income each year a portion of the original issue discount on the New Notes. See "--Original Issue Discount" below.

     Original Issue Discount. The New Securities will be treated for tax purposes as issued at an original issue discount. Accordingly, each Holder of the New Securities will be required to include in his income, as ordinary income, each year a portion of the original issue discount on the New Securities so as to provide a constant yield to maturity.

     The total amount of original issue discount with respect to each New Security will equal the excess of its stated redemption price at maturity over its issue price. The stated redemption price at maturity of each New Security is the sum of all payments to be made on the New Security other than qualified stated interest payments (i.e., generally cash interests payments that are unconditionally payable at a fixed rate at least annually). Interest payments on the New Securities will not be considered qualified stated interest because the Company's option of issuing Additional Notes in lieu of interest payments on the New Securities will cause cash interest payments to be conditional. Thus, all payments of principal and interest on the New Securities will be included in the stated redemption price at maturity. Because the New Securities have adequate stated interest, the issue price of the New Securities will be the stated principal amount (equal to the aggregate amount of all payments due under the debt instrument excluding any amount of stated interest).

     Except as provided below in "--Acquisition Premium" and "--Amortizable Bond Premium," the amount of original issue discount required to be included in a Holder's income in any tax year is determined by allocating to each day during such tax year in which a Holder holds a New Security a pro rata portion (the "daily portion") of the total amount of original issue discount with respect to such New Security attributable to the "accrual period" (the six-month period ending on January 31 or July 31 of each year) in which such day is included. The amount of original issue discount on the New Security attributable to an accrual period is equal to the product of (i) the "adjusted issue price" at the beginning of the accrual period of the New Security (the issue price plus previous accruals of original issue discount reduced by any payments other than qualified stated interest) and (ii) the yield to maturity of the New Security, adjusted appropriately for the length of the accrual period. The "yield to maturity" of a debt instrument is the interest rate that will produce an amount equal to the issue price of the debt instrument used in computing the present value of all payments to be made pursuant to the debt instrument. The Treasury regulations require that the yield to maturity remain constant over the term of the debt instrument. In addition, the Treasury regulations require that because the Company has the option of paying cash interest on the New Securities or issuing Additional Notes, the yield to maturity is to be determined using the option that minimizes the yield to the Company, which in this case is the yield to maturity provided under the New Securities providing for cash interest payments.

     If the Company decides to issue an Additional Note in lieu of cash interest payments on a New Security, the New Security and the Additional Note will be aggregated and treated as a single debt instrument. The aggregated debt instrument is considered reissued for purposes of the original issue discount rules on the date such Additional Note is issued and, thus, the yield to maturity on such new debt instrument must be determined. Neither interest payments on New Securities that will be satisfied by the issuance of Additional Notes nor interest payments on the Additional Notes will be qualified stated interest payments. Thus, all payments on Additional Notes issued will be treated as included in the New Security's stated redemption price at maturity. Accordingly, such Additional Note aggregated together with a New Security will also be considered issued with an original issue discount, a portion of which must be included in a Holder's income each year on a constant yield to maturity basis, as described in the preceding paragraph.

     The Company will report to Holders and to the Internal Revenue Service ("IRS") the amount of original issue discount that accrues each year.

     Sale, Redemption, and Maturity of the New Notes. A Holder of a New Note will recognize gain or loss, if any, on the sale, redemption, and maturity of a New Note equal to the difference between the fair market value of all consideration received (excluding amounts received that are attributable to accrued and unpaid interest, which amounts must be included as ordinary interest income) upon such sale, redemption, or maturity of the New Note and the Holder's adjusted tax basis in the New Note. A Holder's adjusted tax basis in a New Note generally will be equal to the Holder's adjusted tax basis in the Existing Note exchanged therefor, increased by any gain recognized as a result of the Exchange Offer and the amount of accrued original issue discount, if any, less any principal payments received by such Holder. Except to the extent of any unrecognized accrued market discount, discussed below, such gain or loss will be long term capital gain or loss if such New Note is a capital asset (within the meaning of Section 1221 of the Code) of the Holder and is held for more than one year.

     Acquisition Premium. A Holder and a subsequent Holder (i.e., a Holder who purchases his New Note subsequent to original issuance) of a New Note will be entitled to a reduction in the amount of original issue discount required to be included in his income if the Holder purchases such New Note with "acquisition premium". A Holder of a New Security received in the Exchange Offer will have acquisition premium if his adjusted tax basis in the New Security is less than or equal to the stated redemption price at maturity and exceeds the issue price of such New Security. A subsequent Holder will have acquisition premium with respect to a New Note if the New Note is purchased for a price less than or equal to the stated redemption price at maturity but greater than the adjusted issue price of the New Note. The acquisition premium is the amount by which the purchase price exceeds the adjusted issue price. The adjusted issue price of a New Note will be the issue price increased by the amount of original issue discount previously includible in the gross income of any Holder (determined without regard to any reduction for acquisition premium or amortizable bond premium (as defined below)) reduced by any payments other than qualified stated interest. The amount of the reduction to which a Holder may be entitled in any given year is equal to a fraction, the numerator of which is the amount of the acquisition premium and the denominator of which is the excess of the sum of all amounts payable on the New Note, other than payments of qualified stated interest, over the adjusted issue price of the New Note on the date of purchase.

     Holders and subsequent Holders of New Notes should consult their own tax advisors regarding the amount of any acquisition premium and reduction with respect to their New Notes.

     Amortizable Bond Premium. If the Holder's initial tax basis in his New Note at acquisition exceeds the stated redemption price at maturity, the Holder will not be required to include original issue discount in his income, and the excess will be treated as "amortizable bond premium." In such case, the Holder may elect under Section 171 of the Code to amortize the bond premium annually under a constant yield method. The Holder's adjusted tax basis in the New Note is decreased by the amount of the allowable amortization. Amortizable bond premium is treated as an offset to interest received on the obligation rather than as an interest deduction, except as may be provided in the Treasury regulations. An election to amortize bond premium would apply to amortizable bond premium on all taxable bonds held at or acquired after the beginning of the Holder's taxable year as to which the election is made, and may be revoked only with the consent of the IRS. Holders who acquire their New Notes with amortizable bond premium should consult their own tax advisor.

     Market Discount. Generally, a subsequent Holder who purchases his New Note at a "market discount" (i.e, at a price below the adjusted issue price (defined above)) must treat gain recognized on the disposition of such New Note as ordinary income to the extent market discount accrued while the debt instrument was held by the Holder, unless the Holder made an election to include such market discount in income as it accrued. Such an election would apply to all market discount obligations acquired on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. In addition, a Holder (other than a subsequent Holder) will have market discount on a New Note if after receipt of such New Note, the Holder's basis in the New Note is less than the New Note's issue price (as defined above).

     The amount of market discount that accrues while a Holder holds New Notes will be equal to the amount which bears the same ratio to the market discount on the New Notes as the number of days on which the Holder holds the New Notes bears to the number of days from the date the Holder acquires the New Notes through the date of their maturity. Alternatively, a Holder of New Notes may elect to accrue market discount on the basis of a constant yield method, rather than the ratable accrual method described in the preceding sentence.

     Holders and subsequent Holders should consult their own tax advisors regarding the amount of any market discount accrued with respect to their New Note.

     Subject to the rules regarding gain recognized as a result of the excess principal amount rules (discussed above), the Code provides that "under regulations" (which have not yet been issued), accrued market discount on a market discount bond is not recognized as ordinary income at the time of the bond's disposition if the disposition occurs in a "nonrecognition transaction," including a recapitalization. Instead, accrued market discount on a market discount bond disposed of in a nonrecognition transaction is converted into accrued market discount on property received in the transaction if that property is a market discount bond. If the property received is not a market discount bond, accrued market discount on the old market discount bond is treated as ordinary income on the disposition of the property received in exchange therefor, limited (pursuant to the Committee Reports) to the extent of the gain thereon.

     A Holder of Existing Notes that have accrued market discount should not be required to recognize that accrued market discount as ordinary income when the Holder exchanges those instruments for New Securities; rather the accrued market discount should be allocated to the respective New Securities received in the exchange (this conclusion may depend on the issuance of as-yet unissued implementing regulations). Although no regulations or rules have been provided to determine how such accrued market discount should be allocated, the accrued market discount should be allocated in the same manner as tax basis is allocated. The portion of the accrued market discount allocated to New Securities will be treated as ordinary income at the disposition of such New Securities, but not in excess of the total gain recognized.

     Under the market discount rules, Holders of Existing Notes with accrued market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry their Existing Notes. Any interest expense which has been deferred by Holders of Existing Notes who participate in the exchange will continue to be deferred and will be deductible only on disposition of the New Securities received in the exchange. The market discount rules also provide that any Holder of New Notes acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the New Notes until the New Notes are disposed of in a taxable transaction. This rule will not apply if the Holder elects to include accrued market discount in income currently.

     Holders should consult their own tax advisors regarding the amount of any market discount, if any, accrued with respect to their New Notes or that may be treated as carried over from their Existing Notes and the limitation on interest deductions attributable to the New Notes.

Backup Withholding

     A Holder of New Notes may be subject to backup withholding at the rate of 31% with respect to interest paid on or gross proceeds from the sale of the New Notes, unless such Holder (a) is a corporation or comes within certain other exempt categories or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A Holder of New Notes who does not provide the Company with his correct taxpayer identification number may be subject to penalties imposed by the IRS. Holders of New Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

     The Company will report to the Holders of the New Notes and the IRS the amount of any "reportable payments" (including any interest paid) and any amount withheld with respect to the New Notes during the calendar year.

      Any amounts withheld under the backup withholding rules will be allowed as a credit against the Holder's federal income tax liability, provided that the required information is timely furnished to the IRS.

                        DESCRIPTION OF CERTAIN AGREEMENTS

     Set forth below is a summary of the Registration Rights Agreement to which the Company will become a party upon consummation of the Exchange Offer. The summary does not purport to be complete and is qualified in its entirety by reference to such agreement.

Registration Rights Agreement

     In connection with the issuance of the New Series D Notes, the Company and the holders of the New Series D Notes will enter into a Registration Rights Agreement pursuant to the terms of which the Company will grant the holders of New Series D Notes certain demand and incidental registration rights with respect to the New Series D Notes held by them.


                          EXCHANGE AGENT; MISCELLANEOUS

     The Company has engaged United States Trust Company of Texas, N.A., to act as the Exchange Agent in connection with the Exchange Offer and the Consent Solicitation. In its capacity as Exchange Agent, United States Trust Company of Texas, N.A. may contact Holders regarding the Exchange Offer and the Consent Solicitation and may request brokers, dealers and other nominees to forward this Offer to Exchange and related materials to beneficial owners of Existing Securities. Any Holder who has questions concerning the terms of the Exchange Offer and the Consent Solicitation may contact the Exchange Agent at the address and telephone number set forth on the back cover page of this Offer to Exchange.

     The Company has agreed to pay the Exchange Agent reasonable and customary compensation and to reimburse the Exchange Agent for its reasonable out-of-pocket expenses, including legal fees, in connection with its services as Exchange Agent.

     In connection with the Exchange Offer and the Consent Solicitation, directors and officers of the Company may solicit tenders and Consents by use of the mails, personally or by telephone, facsimile, telegram or other similar messages. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Exchange and related documents to the beneficial owners of the Existing Securities and in handling or forwarding tenders of Existing Securities and deliveries of accompanying Consents by their customers.



August 30, 1996                                  CINEMARK MEXICO (USA), INC.

     Facsimile copies of the Consent and Letter of Transmittal, properly completed and validly executed, will be accepted. Consents and Letters of Transmittal, certificates for Existing Notes and any other required documents should be sent or delivered by each Holder of Existing Notes or such Holder's broker, dealer, commercial bank or trust company to the Exchange Agent at one of its addresses set forth below.

                  The Exchange Agent for the Exchange Offer is:

                   United States Trust Company of Texas, N.A.

By Registered or Certified Mail:            By Facsimile Transmission:                By Hand/Overnight Delivery:
                                            (for Eligible Institutions Only):

United States Trust Company                 (214) 754-1303                            United States Trust Company
  of Texas, N.A.                                                                       of Texas, N.A.
2001 Ross Avenue, Suite 2700                                                          2001 Ross Avenue, Suite 2700
Dallas, Texas 75201-2936                    Confirmation Telephone:                   Dallas, Texas 75201-2936
Attention: Bill Barber                      (214) 754-1255                            Attention: Bill Barber
                                                                                      (214) 754-1255



     Requests for assistance should be directed to the Exchange Agent. Requests for additional copies of this Offer to Purchase and Consent Solicitation, and any Consents and Letters of Transmittal, should be directed to the Company. You may also contact your local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Exchange Offer and the Consent Solicitation.


                             The Company address is:

                           Cinemark Mexico (USA), Inc.
                        7502 Greenville Avenue, Suite 800
                               Dallas, Texas 75231
                                 (214) 696-1644



The Date of this Offer to Exchange and Consent Solicitation is August 30, 1996.



L:\LEGAL\MDC\CMEXUSA\FORMS-4.003